Exhibit 99.1

Contacts:
Investor Relations: Ed Lockwood (408) 519-9345 Email: ir@tivo.com	Press Relations: Kathryn Kelly (408) 519-9245 Email: kkelly@tivo.com

TiVo Second Quarter Subscription Growth Triples;

New DVR and $99 Offer to Accelerate Growth in Second Half

•	TiVo subscription base grows to approximately 1.9 million as of July 31, 2004;

•	Service revenues increase nearly 80% compared to Q2 of last year;

•	New products at $99 price point and expanded distribution expected to drive 1 million new sub additions in the second half

SAN JOSE, CA – August 26, 2004 – TiVo (NASDAQ: TIVO), the creator of and a leader in television services for digital video recorders (DVRs), reported today that it added approximately 288,000 total subscriptions in the second quarter, more than triple the number it added in Q2 of last year. In the past twelve months, the Company’s total installed base has more than doubled to approximately 1.9 million.

Service revenues for the quarter increased 77% to $24.3 million, compared with $13.8 million for the three months ended July 31, 2003. Net loss for the quarter was ($10.8) million, or ($0.13) per share, compared to a net loss of ($4.4) million, or ($0.07) per share, for the three months ended July 31, 2003. The increase in net loss and net loss per share for the quarter reflects the Company’s previously announced investment in subscription acquisition activities to accelerate sub growth during fiscal year 2005.

TiVo Subs Grow by More than 500,000 in the First Half; DIRECTV with TiVo Subscriptions now Total More than One Million

In the first half of fiscal year 2005, the Company added approximately 552,000 total net subscriptions, a growth of approximately 3 times compared to the six-month period ending July 31, 2003.

Of the 288,000 net new subscriptions added in Q2, approximately 225,000 are DIRECTV with TiVo subscriptions, or about four times the number of new DIRECTV with TiVo subscriptions added in Q2 of last year. DIRECTV with TiVo subscriptions now total more than one million.

New TiVo-Owned subscription additions in Q2 were approximately 63,000, an 85% increase compared to Q2 of last year. These subscription additions are consistent with the pattern of seasonality the Company has experienced in previous years. The total installed base of TiVo-Owned subscriptions at the end of the quarter now numbers approximately 787,000, an increase of nearly 70% compared to Q2 of last year.

“Everything we’ve done in the first half of the year is setting us up for the significant growth we expect in both our TiVo-Owned and DIRECTV with TiVo subscriptions in the second half,” commented Mike Ramsay, chairman and CEO of TiVo. “We’re committed to growing our standalone business, and the investments we’ve made in low cost products and expanded distribution, coupled with the new $99 price point are keys to our growth in the second half of the year and beyond.”

New $99 TiVo Series2 DVR Offer, Coupled with Expanded Distribution to Accelerate Growth in the Second Half of the Year

Earlier in the month, TiVo announced a series of coordinated initiatives to support its growth strategy. These initiatives include a new $99 TiVo box (after rebate) and an expansion of the TiVo retail footprint to approximately 4,000 stores. These retailers include consumer mass merchant retailers Sam’s Club, Costco, and Target.com, in addition to consumer electronics retailers Best Buy, Circuit City, CompUSA, Tweeter, and Fry’s Electronics. These moves are being supported by a nationwide print and radio advertising campaign and an innovative rewards program to promote new subscriptions through referrals. Collectively, over the second half of this year, the Company expects the elements of this growth initiative to fuel one of the most substantial subscription growth periods in its history.

Management Reiterates Outlook for FY-05; Provides Guidance for the Third Quarter

In March, TiVo announced plans to invest up to an additional $50 million in subscription acquisition during the year. This plan is expected to result in a doubling of the total subscription base during this fiscal year to approximately 3 million subs, and to position the Company for sustainable profitability by the end of the next fiscal year. For the quarter ending October 31, 2004, management expects 340,000 to 400,000 net subscription additions, ending with approximately 2.2 to 2.3 million subs. Below are additional details of our Q3 guidance:

Third Quarter Management Guidance

(in millions, except subscription numbers)	Quarter Ending October 31, 2004
Service Revenues	$26.4 - $27.1
Technology Revenues	$0.8 - $0.9

Service and Technology Revenues	$27.2 - $28.0

Rebates, Revenue Share and Other Payments to Channel	$(21.0) - $(23.0)
Cost of Service and Technology Revenues	$8.8 - $9.1
Hardware Gross Margin	$(2.5) - $(3.5)
Gross Margin	$(4.7) - $(8.0)
Operating Loss	$(37.0) - $(41.0)

TiVo-Owned Subscription Net Additions	100,000 – 120,000
DIRECTV Subscription Net Additions	240,000 – 280,000

Total Subscription Net Additions	340,000 – 400,000
Cumulative Subscriptions	Approx. 2.2 to 2.3 million

Conference Call and Web Cast

TiVo will host a conference call to discuss second quarter financial and operating performance at 2:00 pm PT (5:00 pm ET), today, August 26, 2004. To listen to the discussion, please visit www.tivo.com/ir and click on the link provided for the webcast conference call or dial (800) 500-0177 and use the conference ID number 864112. The web cast will be archived and available at www.tivo.com/ir or by calling 888-203-1112 and entering the conference ID number 864112.

About TiVo Inc.

Founded in 1997, TiVo (NASDAQ: TIVO), a pioneer in home entertainment, created a brand new category of products with the development of the first digital video recorder (DVR). Today, the Company continues to revolutionize the way consumers watch and access home entertainment by making TiVo the focal point of the digital living room, a center for sharing and experiencing television, music, photos and other content. TiVo connects consumers to the digital entertainment they want, where and when they want it. The Company is based in Alviso, California. TiVo and the TiVo Logo are registered trademarks of TiVo Inc. in the United States and other jurisdictions. All rights reserved.

This release contains certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements relate to, among other things, TiVo’s business, services, business development, strategy, subscriptions, and future earnings and financial results. Forward-looking statements generally can be identified by the use of forward-looking terminology such as, “believe,” “expect,” “may,” “will,” “intend,” “estimate,” “continue,” or similar expressions or the negative of those terms or expressions. Such statements involve risks and uncertainties, which could cause actual results to vary materially from those expressed in or indicated by the forward-looking statements. Factors that may cause actual results to differ materially include delays in development, competitive service offerings and lack of market acceptance, as well as the other potential factors described under “Factors That May Affect Future Operating Results” in the Company’s public reports filed with the Securities and Exchange Commission, including the Company’s Annual Report on Form 10-K for the fiscal year ended January 31, 2004, and the Quarterly Report on Form 10-Q for the quarter ended April 30, 2004. The Company cautions you not to place undue reliance on forward-looking statements, which reflect an analysis only and speak only as of the date hereof. TiVo disclaims any obligation to update these forward-looking statements.

TIVO INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except per share data)

	Three Months Ended		Six Months Ended
	July 31, 2004	July 31, 2003	July 31, 2004	July 31, 2003
Service revenues	$24,333	$13,757	$46,492	$26,459
Technology revenues	3,427	3,649	6,442	7,015

Service and Technology revenues	27,760	17,406	52,934	33,474

Hardware sales	18,592	8,057	32,929	22,866
Rebates, rev share & other pmts to channel	(6,576)	1,209	(11,564)	(1,148)

Net revenues	39,776	26,672	74,299	55,192

Cost of service revenues	6,836	3,909	12,429	8,083
Cost of technology revenues	2,708	3,020	4,670	6,649
Cost of hardware sales	22,720	8,558	39,570	22,736

Gross margin	7,512	11,185	17,630	17,724

Research and development	8,138	5,789	17,137	11,261
Sales and marketing	6,026	4,502	11,626	8,501
General and administrative	3,794	4,061	8,033	7,839

Loss from operations	(10,446)	(3,167)	(19,166)	(9,877)

Interest and other income (expense), net	(302)	(1,195)	(631)	(2,355)
Provision for taxes	(12)	(25)	(30)	(37)

Net loss attributable to common stockholders	$(10,760)	$(4,387)	$(19,827)	$(12,269)

Net loss per common share - basic and diluted	$(0.13)	$(0.07)	$(0.25)	$(0.19)

Weighted average common shares used to calculate basic & diluted	80,197	65,834	79,998	64,927

TIVO INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands)

	July 31, 2004	January 31, 2004
ASSETS
Cash, cash equivalents and short-term investments	$129,993	$143,235
Accounts receivable, net	14,660	12,131
Inventories	23,088	8,566
Prepaid expenses and other	6,599	9,063
Intangible, property and equipment, net	10,358	10,896

Total assets	$184,698	$183,891

LIABILITIES & STOCKHOLDERS’ EQUITY
Accounts payable and other liabilities	$47,962	$31,967
Deferred revenue	80,888	80,287
Convertible notes payable, long term (Face Value $10,450)	6,866	6,005
Total stockholders’ equity	48,982	65,632

Liabilities & stockholders’ equity	$184,698	$183,891

TIVO INC.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands)

	Six Months Ended
	July 31, 2004	July 31, 2003
CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss attributable to common stockholders	$(19,827)	$(12,269)
Non-cash adjustments to reconcile net loss to net cash provided by operating activities:	3,780	5,960
Working capital	38	(6,306)
Long-term prepaid assets and liabilities	1,637	70
Deferred revenue	601	(476)

Net cash provided by (used in) operating activities	(13,771)	(13,021)

Net cash used in investing activities	(1,792)	(785)

Net cash provided by financing activities	2,321	32,420

NET CHANGE IN CASH AND CASH EQUIVALENTS
Balance at beginning of period	143,235	44,201
Balance at end of period	129,993	62,815

Net increase (decrease) in cash	$(13,242)	$18,614

TIVO INC.

OTHER DATA

Subscriptions

	Three Months Ended		Six Months Ended
(Subscriptions in thousands)	July 31, 2004	July 31, 2003	July 31, 2004	July 31, 2003
Subscription Net Additions
TiVo-Owned	63	34	131	71
DIRECTV	225	56	421	98

Total Subscription Net Additions	288	90	552	169

Cumulative Subscriptions
TiVo-Owned	787	467	787	467
DIRECTV	1,097	326	1,097	326

Total Cumulative Subscriptions	1,884	793	1,884	793

% of TiVo-Owned Cumulative Subscriptions paying recurring fees	43%	34%	43%	34%

Included in the 1,884,000 subscriptions are approximately 26,000 product lifetime subscriptions that have reached the end of the 48-month period TiVo uses to recognize lifetime subscription revenue. These lifetime subscriptions no longer generate subscription revenue.